Rule 424(b)(3)
Registration No. 333-108133

PROSPECTUS SUPPLEMENT NO. 4 TO PROSPECTUS DATED NOVEMBER 12, 2003

GUILFORD PHARMACEUTICALS INC.

$69,354,000

5% Convertible Subordinated Notes
Due July 1, 2008

and

11,114,423 Shares of Common Stock
Issuable Upon Conversion of the Notes

The date of this prospectus supplement is September 24, 2004

     This prospectus supplement identifies below holders of notes, or transferees, donees, pledgees and successors thereof, who may, from time to time, offer and sell pursuant to this prospectus supplement any or all of the notes listed below and common stock into which those notes are convertible.

     You should read this prospectus supplement together with the prospectus dated November 12, 2003, which is to be delivered with this prospectus supplement.

     Investing in our common stock or the notes involves a high degree of risk. Please carefully consider the “Risk Factors – Risks Related to this Offering” beginning on page 18 of the prospectus.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy of this prospectus. Any representation to the contrary is a criminal offense.

     The table below sets forth additional and updated information concerning beneficial ownership of the notes, and replaces the table appearing under the caption “Selling Holders” beginning on page 22 of the prospectus. We have prepared this table based on information given to us by the selling holders.

	Principal Amount	Shares of		Shares of
	of Notes	Common	Shares of	Common Stock
	Beneficially	Stock Owned	Common	Owned After
	Owned and	Prior to the	Stock	Completion of
Name of Beneficial Owner	Offered(1)	Offering(1)(2)(3)	Offered(1)(3)	the Offering
AIG DKR SoundShore Holdings Ltd.	$2,000,000	320,512	320,512	0
AIG DKR SoundShore Private Investors Holding Fund Ltd.	$2,000,000	320,512	320,512	0
AIG DKR SoundShore Strategic Holding Fund Ltd.	$2,000,000	320,512	320,512	0
Alexandra Global Master Fund LTD.	$5,500,000	881,410	881,410	0
Argent Classic Convertible Arbitrage (Bermuda) Fund Ltd.	$1,383,000	221,634	221,634	0
Argent Classic Convertible Arbitrage Fund, LP	$700,000	112,179	112,179	0
Bancroft Convertible Fund, Inc.	$500,000	80,128	80,128	0
Barclays Global Investors Equity Hedge Fund II	$11,000	1,762	1,762	0
BP Amoco PLC Master Trust	$103,000	16,506	16,506	0
CIBC World Markets	$500,000	80,128	80,128	0

	Principal Amount	Shares of		Shares of
	of Notes	Common	Shares of	Common Stock
	Beneficially	Stock Owned	Common	Owned After
	Owned and	Prior to the	Stock	Completion of
Name of Beneficial Owner	Offered(1)	Offering(1)(2)(3)	Offered(1)(3)	the Offering
Citigroup Global Markets Inc.	$2,220,000	355,769	355,769	0
Deephaven Domestic Convertible Trading Ltd.	$5,769,000	924,519	924,519	0
Ellsworth Convertible Growth and Income Fund, Inc.	$500,000	80,128	80,128	0
HFR TQA Master Trust	$175,000	28,044	28,044	0
Hotel Union & Hotel Industry of Hawaii Pension Plan	$40,000	6,410	6,410	0
KD Convertible Arbitrage Fund L.P.	$1,250,000	200,320	200,320	0
LDG Limited	$199,000	31,891	31,891	0
Lexington Vantage Fund	$17,000	2,724	2,724	0
Quest Global Convertible Master Fund Ltd.	$1,000,000	160,256	160,256	0
RAM Trading Inc.	$2,000,000	320,512	320,512	0
Relay 3 Asset Holding Co. Limited	$12,000	1,923	1,923	0
Ritchie Capital Management, LLC	$1,000,000	160,256	160,256	0
Ritchie Convertible Arbitrage Trading	$1,000,000	160,256	160,256	0
Scorpion Offshore Investment Fund, Ltd.	$68,000	10,897	10,897	0
Singlehedge U.S. Convertible Arbitrage Fund	$131,000	20,993	20,993	0
SP Holdings Ltd.	$37,000	5,929	5,929	0
Sphinx Convertible Arb Fund SPC	$37,000	5,929	5,929	0
Sphinx Convertible Arbitrage Fund SPC	$81,000	12,980	12,980	0
Sphinx Fund	$60,000	9,615	9,615	0
SSI Blended Market Neutral L.P.	$64,000	10,256	10,256	0
Standard Global Equity Partners, L.P.	$292,000	46,794	46,794	0
Standard Global Equity Partners II, L.P.	$12,000	1,923	1,923	0
Standard Global Equity Partners SA, L.P.	$111,000	17,788	17,788	0
Standard Pacific Capital Offshore Fund, Ltd.	$909,000	145,673	145,673	0
Standard Pacific MAC 16 Ltd.	$48,000	7,692	7,692	0
Sunrise Partners Limited Partnership	$150,000	24,038	24,038	0
TQA Master Fund Ltd.	$1,832,000	293,589	293,589	0
TQA Master Plus Fund, Ltd.	$1,589,000	254,647	254,647	0
UBS AG London Branch	$12,000,000	1,923,076	1,923,076	0
Viacom Inc. Pension Plan Master Trust	$4,000	641	641	0
Whitebox Convertible Arbitrage Partners, LP	$2,000,000	320,512	320,512	0
Xavex – Convertible Arbitrage 7 Fund	$415,000	66,506	66,506	0
Zurich Institutional Benchmarks Master Fund Ltd. c/o TQA Investors LLC	$248,000	39,743	39,743	0
Zurich Institutional Benchmarks Master Fund Ltd., c/o SSI Investment Management, Inc.	$252,000	40,384	40,384	0

 (1) The principal amount of notes and common stock identified in this table and in the Selling Holder table in the prospectus dated November 12, 2003, as beneficially owned and offered may exceed the total amount of notes and common stock identified on the cover page of the prospectus. However, in no event will the Selling Holders, in the aggregate, sell pursuant to the prospectus, as supplemented from time-to-time, more than $69,354,000 aggregate principal amount of notes or the 11,114,423 shares issuable upon conversion of the notes.

 (2) Includes common stock into which the notes are convertible.

 (3) Assumes a conversion rate of 160.2564 shares per $1,000 principal amount of notes and a cash payment in lieu of any fractional interest.